Exhibit 99.1
Contact:
Jeff Hall, Chief Financial Officer
David Myers, Vice President Investor Relations
(314) 810-3115
Express Scripts Announces Pricing of Acquisition Financing Transactions
ST. LOUIS, June 5, 2009—Express Scripts, Inc. (Nasdaq: ESRX) announced today that it has successfully priced its public offerings of common stock and senior notes. The offerings were made pursuant to the Company’s registration statement and prospectuses filed with the Securities and Exchange Commission (“SEC”).
     The Company announced that it has agreed to sell 23 million shares of its common stock at a public offering price of $61 per share. The Company has also granted the underwriters a 30-day option to purchase up to an additional 3.45 million shares of its common stock on the same terms and conditions, solely to cover over-allotments, if any.
     The Company also announced that it priced a $2.5 billion underwritten public offering of senior notes, including $1 billion aggregate principal amount of 5.250% senior notes due 2012; $1 billion aggregate principal amount of 6.250% senior notes due 2014 and $500 million aggregate principal amount of 7.250% senior notes due 2019. The Company will pay interest on the notes semi-annually on June 15th and December 15th of each year, beginning on December 15, 2009. The notes will be jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by certain of the Company’s current and future wholly owned domestic subsidiaries.
     The Company intends to use the net proceeds from the offerings to finance a portion of the $4.675 billion purchase price for the previously announced acquisition of WellPoint’s pharmacy benefit management business. The Company will be required to redeem the notes in the event the acquisition does not occur. Both the common stock offering and the senior notes offering are expected to close by June 10, 2009, subject to customary closing conditions. The closing of each offering is not contingent on the closing of the other.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
     J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc., are the joint bookrunning managers of the equity offering and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. are the joint bookrunning managers of the debt offering.
     The Company has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. You should read the prospectus in that registration statement and the applicable prospectus supplement and other documents the

Company has filed or will file with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offerings will arrange to send you a prospectus relating to the applicable offering if you request it by calling J.P. Morgan Securities Inc. at 718-242-8002 for the equity prospectus and (212) 834-4533 for the debt prospectus, Credit Suisse Securities (USA) LLC at 800-221-1037 or Citigroup Global Markets Inc. at 800-831-9146.
About Express Scripts
     Express Scripts is one of the largest full-service pharmacy benefit management companies in North America, providing healthcare management and administration services to HMOs, health insurers, third-party administrators, employers, union-sponsored benefit plans, workers’ compensation plans and government health programs. The Company assists plan sponsors in addressing access and affordability concerns resulting from rising drug costs while helping to improve health outcomes. The Company’s integrated PBM services include network claims processing, home delivery services, patient care and direct specialty home delivery to patients, benefit design consultation, drug utilization review, formulary management, drug data analysis services, distribution of injectable drugs to patients’ homes and physicians offices, bio-pharma services and other services.
     Express Scripts is headquartered in St. Louis, Missouri. More information can be found on Express Scripts’ website, which includes expanded investor information and resources.
SAFE HARBOR STATEMENT
     This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in the prospectus applicable to each offering under the caption “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q on file with the SEC. A copy of this form can be found at the Investor Relations section of Express Scripts’ website.
     The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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